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                                                                   EXHIBIT 10.38

MASTER LEASE AGREEMENT

dated as of SEPTEMBER 24, 2003 ("AGREEMENT")

         THIS AGREEMENT is between GENERAL ELECTRIC CAPITAL CORPORATION (together with its successors and assigns, if any, "LESSOR") and APPLIED MOLECULAR EVOLUTION, INC. ("LESSEE"). Lessor has an office at 401 Merritt 7, Suite 23, Norwalk, CT 06851-1177. Lessee is a corporation organized and existing under the laws of the state of Delaware. Lessee's mailing address and chief place of business is 3520 Dunhill Street, San Diego, CA 92121. This Agreement contains the general terms that apply to the leasing of Equipment from Lessor to Lessee. Additional terms that apply to the Equipment (term, rent, options, etc.) shall be contained on a schedule ("SCHEDULE").

1.       LEASING:

         (a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment and the property ("EQUIPMENT") described in any Schedule delivered in connection with this Agreement up to an maximum amount, in aggregate for all such Schedules of $4,000,000 in total Capitalized Lessor's Cost.

         (b) Lessor shall purchase Equipment from the manufacturer or supplier ("SUPPLIER") and lease it to Lessee if on or before the Last Delivery Date Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of Section 9, and (iii) such other documents as Lessor may reasonably request. Each of the documents required above must be in form and substance satisfactory to Lessor. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Once the Schedule is signed, the Lessee may not cancel the Schedule.

2.       TERM, RENT AND PAYMENT:

         (a) The rent payable for the Equipment and Lessee's right to use the Equipment shall begin on the earlier of (i) the date when the Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance ("LEASE COMMENCEMENT DATE"). The term of this Agreement shall be the period specified in the applicable Schedule. The word "term" shall include all basic and any renewal terms.

         (b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount set forth in, and due as stated in the applicable Schedule. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent or any other rent payments be refunded to Lessee. If rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

3.       RENT ADJUSTMENT: INTENTIONALLY OMITTED

4.       TAXES:

         (a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "TAXES"). Lessee shall have no liability for Taxes imposed by the United States of

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America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 3 and 14(c). Lessee shall promptly reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.

         (b) Lessee's obligations, and Lessor's rights and privileges, contained in this Section 4 shall survive the expiration or other termination of this Agreement.

5.       REPORTS:

         (a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

         (b) Lessor shall marshal Lessee's financial statements and other securities filings by accessing Lessee's website on the world wide web or by access to the Securities and Exchange Commission's EDGAR filing web site. In the event Lessor is unable to access such documents promptly upon the filing dates thereof, Lessee will deliver to Lessor financial statements as follows: Upon Lessor's request, Lessee agrees to provide quarterly unaudited statements and annual audited statements, certified by a recognized firm of certified public accountants, in an electronic format by electronic mail or in hard copies by courier at Lessee's discretion, within 10 days of request by Lessor but in any event no sooner that such statements are due to be filed by Lessee with the Securities and Exchange Commission.. All such statements are to be prepared using generally accepted accounting principles ("GAAP") and are to be in compliance with SEC requirements.

         (c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

         (d) Lessee will keep the Equipment at the Equipment Location(s) (specified in the applicable Schedule) and will give Lessor prior notice of any relocation of Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

         (e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or one hundred thousand and 00/100 dollars ($100,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

         (f) Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default or event which with notice or lapse of time (or both) would become such a default within thirty (30) days after any request by Lessor.

         (g) Lessee will promptly notify Lessor of any change in Lessee's state of incorporation or organization.

6.       DELIVERY, USE AND OPERATION:

         (a) All Equipment shall be shipped directly from the Supplier to Lessee.

         (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies and Lessee shall not abandon the Equipment.

         (c) Lessee will not move any equipment from the location(s) specified on the Schedule, without the prior written consent of Lessor.

         (d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

         (e) Lessor shall not disturb Lessee's quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and is continuing under this Agreement.

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7.       MAINTENANCE:

         (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. The Lessee shall also maintain the Equipment in accordance with manufacturer's recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor. The tags or labels shall be placed in a prominent position on each unit of Equipment.

         (b) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and equipment ("ADDITIONS") furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property without the prior written consent of Lessor.

8. STIPULATED LOSS VALUE: If for any reason any unit of Equipment becomes worn out, lost, stolen,destroyed, irreparably damaged or unusable ("CASUALTY OCCURRENCES") Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value (see Schedule) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (ii) all rent and other amounts which are then due under this Agreement on the Payment Date (defined below) for the affected unit. The Payment Date shall be the next rent payment date after the Casualty Occurrence.
Upon Payment of all sums due hereunder, the term of this lease as to such unit shall terminate.

9.       INSURANCE:

         (a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

         (b) Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor as set forth on the attached [insurance rider]. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. [See rider.] The casualty/property damage coverage shall be in an amount at least equal to the Stipulated Loss Value. No insurance shall be subject to any co-insurance clause. The insurance policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

         (c) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs are less than the lesser of ten percent (10%) of the original Equipment cost or one hundred thousand and 00/100 dollars ($100,000). Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

10.      RETURN OF EQUIPMENT:

         (a) At the expiration or termination of this Agreement or any Schedule, Lessee shall make the Equipment available at its premises for Lessor's possession in good working order for the original intended purpose of the Equipment. If required the units of Equipment shall be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor. Lessee shall remove installed markings that are not necessary for the operation, maintenance or repair of the Equipment. All Equipment will be in a reasonable condition as to be installed into use in a similar environment for which the Equipment was originally intended to be used. All waste material and fluid must be removed from the Equipment and disposed of in accordance with then current waste disposal laws. Lessee shall return the units of Equipment to a location within the continental United States as Lessor shall direct. Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as the loss payee. The Lessee shall pay for all costs to comply with this section
(a).

         (b) Until Lessee has fully complied with the requirements of Section 10(a) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate the Lessee's right to use the Equipment upon ten (10) days notice to Lessee.

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         (c) Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers. Lessee shall also provide an up-to-date copy of all other documentation pertaining to the Equipment. All service manuals, blue prints, process flow diagrams, operating manuals, inventory and maintenance records shall be given to Lessor at least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination.

         (d) At the expiration or termination of this Agreement or any Schedule Lessee shall make the Equipment available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

11.      DEFAULT AND REMEDIES:

         (a) Lessor may in writing declare this Agreement in default if: (i) Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days after notice of such breach by Secured Party; (ii) Lessee breaches any of its insurance obligations under Section 9 other than those that can be cured without any material adverse effect and within a reasonable time;; (iii) Lessee breaches any of its other material obligations and fails to cure that breach within thirty (30) days after written notice from Lessor; (iv) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (v) Lessee or any guarantor or other obligor for the Lessee's obligations hereunder ("GUARANTOR") becomes insolvent or ceases to do business as a going concern; (vi) any Equipment is illegally used; (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor; (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date; (ix) Lessee defaults under any other material obligation in excess of $100,000, individually, for (A) borrowed money, (B) the deferred purchase price of property, or (C) payments due under lease agreements; (x) at any time during the term of this Agreement Lessee sells all or substantially all of its assets. The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

         (b) After a default, at the request of Lessor, Lessee shall comply with the provisions of Section 10(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment. Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rent payment date prior to the declaration of default), and all rents and other sums then due under this Agreement and all Schedules. Lessor may terminate this Agreement as to any or all of the Equipment. A termination shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment. Lessor may use Lessee's premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (i) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in (i) and (ii) above.

         (c) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

         (d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

12. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

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13.      NET LEASE: Lessee is unconditionally obligated to pay all rent and other amounts due for the entire lease term no matter what happens, even if the Equipment is damaged or destroyed, if it is defective or if Lessee no longer can use it. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Agreement or any Schedule whether Lessee's claim arises out of this Agreement, any Schedule, any statement by Lessor, Lessor's liability or any manufacturer's liability, strict liability, negligence or otherwise.

14.      INDEMNIFICATION:

         (a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Equipment or this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor's gross negligence or willful misconduct ("CLAIMS"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

         (b) Lessee hereby represents, warrants and covenants that, to the best of its knowledge (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("TAX BENEFITS") in the hands of Lessor, and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

         (c) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (i) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a "LOSS"), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction ("NET ECONOMIC RETURN"). If an adjustment has been made under Section 3 then the Effective Rate used in the next preceding adjustment shall be substituted.

         (d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor's rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following; (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the term of this Agreement to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

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16.      REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule except as set forth on the attached Schedule of Exceptions (as the same may be supplemented by Lessee at the time of the execution of any Schedule).

         (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "DOCUMENTS"). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

         (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

         (c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

         (d) The entry into and performance by Lessee of the Documents will not:
(i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

         (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

         (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

         (g) All financial statements filed by Debtor with the Securities and Exchange Commission as part of any form 10Q or 10K filings therewith have been prepared in accordance with generally accepted accounting principles, and since the date of the most recent financial statements filed therewith, there has been no material adverse change in Debtors financial condition.

         (h) Lessee's exact legal name is as set forth in the first sentence of this Agreement and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation or organization (specified in the first sentence of this Agreement).

         (i) The Equipment will at all times be used for commercial or business purposes.

         (j) Lessee is and will remain in full compliance with all laws and regulations applicable to it including compliance with all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

17.      EARLY TERMINATION:

         (a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no default exists hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date ("TERMINATION DATE"). Lessee must give Lessor at least ninety (90) days prior written notice of the termination.

         (b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rent due on the Termination Date) for the Equipment, and (B) all rent and other sums due and unpaid as of the Termination Date.

         (c) If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

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         (d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section 10) and (ii) pay to Lessor all amounts required under
Section 17(b) less the amount of the highest bid certified by Lessee to Lessor.

18.      PURCHASE OPTION:

         (a) Lessee may at lease expiration purchase, if Lessee has not exercised its early termination option in the forty-third month of each schedule for the early termination purchase price as shown in the Biotech Equipment Schedule, all (but not less than all) of the Equipment in any Schedule on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred eighty (180) days in advance. If Lessee is in default or if the Lease has already been terminated Lessee may not purchase the Equipment.

         (b) "Fair Market Value" shall mean the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. If the Equipment is installed it shall be valued on an installed basis. The costs of removal from current location shall not be a deduction from the value of the Equipment. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser's determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

         (c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is told to Lessee.

19.      MISCELLANEOUS:

         (a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         (b) The Equipment shall remain Lessor's property unless Lessee purchases the Equipment from Lessor and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

         (c) Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right at any other time to demand strict compliance with this Agreement. Lessee agrees, upon Lessor's request, to execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor or to carry out the intent of this Agreement. In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and containing any other information required by the applicable Uniform Commercial Code. Upon a default under Section 11 hereof, Lessee irrevocably grants to Lessor the power to sign Lessee's name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment. Lessee hereby ratifies its prior authorization for Lessor to file financing statements and amendments thereto describing the Equipment and containing any other information required by any applicable law (including without limitation the Uniform Commercial Code) if filed prior to the date hereof. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS

AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

         (d) If Lessee does not comply with any provision of this Agreement and such non-compliance is a default under Section 11 hereof, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

         (e) Any rent or other amount not paid to Lessor when due shall bear interest, from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

         (f) This Agreement and any Schedules hereto shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter.

         (g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

         (h) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

         (i) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

         (j) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the "TRANSACTIONS"). Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions. Further, Lessee may disclose the terms and provisions of the Transactions, as minimally required under the Securities and Exchange rules in its public filings.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                        LESSEE:
GENERAL ELECTRIC CAPITAL CORPORATION           APPLIED MOLECULAR EVOLUTION, INC.

By: /s/ John Edel                        By: /s/ William D. Huse
    -------------------------------          -----------------------------------

Name: John Edel                          Name: William D. Huse, M.D., Ph.D.

Title: SVP                               Title: CEO & President

                             Schedule of Exceptions
                                       To
                             Master Lease Agreement

The following facts and circumstances are exceptions to the representations and warranties given in Section 16 of that certain Master Lease Agreement (the "Agreement") dated as of September 24, 2003 by and between Applied Molecular Evolution, Inc. and General Electric Capital Corporation. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Agreement.

In connection with Section 16(e):

1. A wholly owned subsidiary of the Company, AME Torrey View LLC, owns undeveloped real property located at 10750 West Ocean Air Drive, San Diego, CA 92130 (Lot 4, Torrey Hills, Unit 19). On July 25, 2002, a petition was filed in the Superior Court of the State of California, County of San Diego, by the Torrey Hills Community Coalition (the "Coalition"), et al. against the City of San Diego, et al. seeking to compel the City of San Diego to revoke the approval which was previously issued with respect to the development of our corporate headquarters on that site. A petition was also filed by the Del Mar Union School District on October 25, 2002, seeking a similar legal remedy. These petitions assert that the City of San Diego failed to comply with or violated various legal requirements in connection with its approval of that development, but they do not seek monetary relief from the Company. The Company understands that the City of San Diego believes that it has complied with all legal requirements for this project and, therefore, intends to vigorously oppose these petitions. The Company is named as a real party in interest in these petitions, and we also intend to vigorously oppose these petitions and believe that they will not have a material adverse effect on our business.

On June 18, 2003, following a hearing on the merits of the petition of Torrey Hills Community Coalition, the Superior Court issued an order denying the petition and ruled in favor of the City of San Diego and the Company. The Superior Court entered judgment in favor of the City and the Company on August 7,2003. The Coalition has filed a motion for a new trial to be heard on October 24, 2003. The Company intends to oppose that motion and understands the city will oppose the motion as well.

The School Board requested the Superior Court in San Diego County that it be allowed to move its petition to the Superior Court in Riverside County and that request was granted. The Company filed a demurrer seeking to have the School Board's petition dismissed on the ground that it failed to name AME Torrey View, LLC as a party. The court agreed that AME Torrey View, LLC was a necessary party and sustained the Company's demurrer with leave for the School Board to amend its petition to include AME Torrey View, LLC as a party. The Company believes that the statute of limitations has expired for the School District to name AME Torrey View, LLC as a party. If the School District attempts to name AME Torrey View, LLC as a party, The Company expects that AME Torrey View, LLC and the Company will demur and ask the court to dismiss the action. If the demurrer is overruled, the Company intends to vigorously defend the action and understands the City intends to do so as well.

2. The Company is the exclusive licensee of certain patents it refers to as the Kauffman patents. On June 25, 2001, the Company filed a complaint against MorphoSys AG and its wholly owned subsidiary MorphoSys USA, Inc., in the United States District Court for the District of Massachusetts seeking injunctive relief and damages on behalf of the Company. The complaint alleges that MorphoSys AG and MorphoSys USA, Inc. are willfully infringing the Kauffman patent family.

On January 6, 2003, the Company announced a report and recommendation from the magistrate judge in the United States District Court for the District of Massachusetts to the district judge in our legal action against MorphoSys AG and its wholly owned subsidiary MorphoSys USA, Inc. that MorphoSys' motion for summary judgment of non-infringement be allowed and that the Company's motion for partial summary judgment of infringement be denied and all other motions be dismissed as moot. The Company has filed objections to the magistrate judge's report and recommendation. The district judge may adopt, reject or modify the magistrate judge's recommendation or instruct the magistrate judge to reconsider the recommendation.